Exhibit 12(a)
                         MONONGAHELA POWER COMPANY
                          (THOUSANDS OF DOLLARS)


COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

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                             12 Months ended                Calendar Years Ended
                                 March 31,
                                   2000       1999       1998       1997       1996       1995
Earnings:
    Net income *                  $93,495    $92,327    $82,425    $80,529    $61,452    $66,713
    Fixed charges (see below)      39,064     36,034     38,723     40,769     39,385     40,679
    Income taxes                   42,925     40,726     49,421     47,406     34,469     42,460
           Total Earnings        $175,484   $169,087   $170,569   $168,704   $135,306   $149,852


Fixed Charges:
    Interest on long-term debt    $34,086    $31,962    $32,363    $36,076    $36,654    $37,244
    Other interest                  2,428      2,641      3,790      2,654      1,950      2,628
    Estimated interest component
       of rentals                   2,550      1,431      2,570      2,039        781        807
           Total Fixed Charges    $39,064    $36,034    $38,723    $40,769    $39,385    $40,679


Ratio of Earnings to Fixed Charges   4.49       4.69       4.40       4.14       3.44       3.68


* Net Income excludes extraordinary charges

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